EXHIBIT 99.1

Carlyle Appoints Derica Rice as an Independent Director
Washington, DC, March 4, 2021 – Global investment firm The Carlyle Group Inc. (NASDAQ: CG) today announced the appointment of Derica Rice, former Executive Vice President of CVS Health Corporation and President of CVS Caremark, to serve as an Independent Director of its Board of Directors, effective March 8, 2021.
Rice joins Carlyle’s Board of Directors following a distinguished career in the healthcare and consumer-facing industry. Most recently, Rice served as Executive Vice President of CVS Health Corporation and President of CVS Caremark, the company’s pharmacy benefits management (PBM) business, where he oversaw all aspects of the business, including sales and account management, operations, mail service pharmacy and specialty pharmacy. Prior to joining CVS in 2018, Rice served as Executive Vice President of Global Services and Chief Financial Officer at Eli Lilly and Company. In this role, he oversaw all financial, business strategy, business development, IT and Six Sigma activities.
“We are delighted to welcome Derica to Carlyle’s Board of Directors and we look forward to his contributions as he brings great candor, diverse perspectives, and complementary skillsets to the board to help support the firm for accelerated growth,” said Carlyle Co-Chairmen Bill Conway and David Rubenstein.
“Carlyle is an incredible firm and highly regarded for decades by investors for its brand and reputation around the world,” said Derica Rice. “I am honored to join the Board during a period of growth and positioning for the future.”
Currently, Rice serves on the public boards of Bristol-Myers Squibb Company, Target Corporation, and The Walt Disney Company. He previously served on the Target board from 2007 to 2018, during which time he chaired the Audit and Finance Committee from 2015 to 2018.
Rice holds a master’s degree in business administration from Indiana University and a bachelor’s degree in electrical engineering from Kettering University.
About The Carlyle Group
The Carlyle Group (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Investment Solutions. With $246 billion of assets under management as of December 31, 2020, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. The Carlyle Group employs 1,825 people in 29 offices across five continents. Further information is available at www.carlyle.com. Follow The Carlyle Group on Twitter @OneCarlyle.

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